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                  January 6, 2021

       Jessica L. Thomas
       Chief Financial Officer
       Mechanical Technology, Incorporated
       325 Washington Avenue Extension
       Albany, NY 12205

                                                        Re: Mechanical
Technology, Incorporated
                                                            Registration
Statement on Form 10
                                                            Filed September 30,
2020
                                                            File No. 000-06890

       Dear Ms. Thomas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Life Sciences
       cc:                                              Penny Somer-Greif, Esq.